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                                  EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Advanta Corp. Employee Savings Plan
Administrative Committee:

We consent to the incorporation by reference in the registration statements (File Nos. 33-10790, 33-47308, 33-50209 and 333-01681) on Form S-8 of Advanta
Corp. of our report dated June 16, 2003, with respect to the statements of assets available for benefits of the Advanta Corp. Employee Savings Plan as of December 31, 2002 and 2001, and the related statement of changes in assets available for benefits for the year ended December 31, 2002, and the related supplemental schedule of assets held for investment purposes, which report appears in the December 31, 2002 annual report on Form 11-K of the Advanta Corp. Employee Savings Plan.

                                                  /s/ KPMG LLP
Philadelphia, Pennsylvania
June 16, 2003